Exhibit 10.1
AMENDED AND RESTATED
EMPLOYMENT AGREEMENT
This Amended and Restated Employment Agreement (this “Agreement”) is entered into as of September 17, 2018 by and between AutoNation, Inc. (together with its subsidiaries and affiliates, the “Company”), and Michael J. Jackson (the “Executive”), an individual resident of the State of Florida.
RECITALS
WHEREAS, the Executive currently serves as the Chairman and Chief Executive Officer of the Company pursuant to an Amended Employment Agreement dated as of January 15, 2015 (the “Prior Employment Agreement”); and
WHEREAS, the Company and the Executive desire to amend and restate the Prior Employment Agreement with this Agreement, effective as of the date hereof, and desire to set forth herein amended terms and conditions of the Executive’s employment with the Company, including certain non-competition covenants applicable to the Executive.
TERMS OF AGREEMENT
In consideration of the mutual representations, warranties, covenants and agreements contained in this Agreement, the parties hereto agree as follows:
1.    Employment.
(a)Employment Period. The Executive shall continue to serve as Chairman, Chief Executive Officer and President of the Company until the date a new Chief Executive Officer (the “New CEO”) commences employment with the Company (the “Transition Date”), unless the Executive’s employment is earlier terminated pursuant to Paragraph 2 of this Agreement (the “CEO Period”). As of the Transition Date, the Executive shall serve as Executive Chairman of the Company’s Board of Directors until December 31, 2021, unless the Executive’s employment is earlier terminated pursuant to Paragraph 2 of this Agreement (the “EC Period”, and together with the CEO Period, the “Employment Period”). The parties hereto agree that the Prior Employment Agreement shall terminate and be of no further force and effect as of the execution and delivery of this Agreement.
(b)Duties and Responsibilities. During the Employment Period, the Executive shall have such authority and responsibility and perform such duties as are customary to the offices the Executive holds or as may be assigned to him from time to time at the direction of the Company’s Board of Directors, and the Executive shall perform his duties honestly, diligently, competently, in good faith and in what he believes to be the best interests of the Company and shall use his best efforts to promote the interests of the Company. Through December 31, 2019, the Executive’s employment shall be full time; the parties contemplate that the Executive’s services to the Company shall diminish gradually during the EC Period in light of the reduction in the Executive’s compensation set forth below.
(c)Base Salary. In consideration for the Executive’s services hereunder and the restrictive covenants contained herein, the Executive shall be paid a base salary during the Employment Period (the “Salary”) at an annual rate of $1,300,000 for the period through December 31, 2020 and $1,000,000 for the period from January 1, 2021 through December 31, 2021. The Salary will be payable in accordance with the Company’s customary payroll practices.
(d)Bonus. During the Employment Period, the Executive shall participate in the Company’s 2017 Employee Equity and Incentive Plan (the “Plan”), or any successor or substitute to the Plan, upon such terms and conditions as are determined in the discretion of the Compensation Committee (the “Committee”) of the Company’s Board of Directors (or such other duly authorized committee or subcommittee, as applicable); provided, however, that the target award level for annual incentive bonuses under the Plan, or any successor or substitute to the Plan, will be 200% of the Executive’s Salary through December 31, 2020 and 150% of the Executive’s Salary for the period from January 1, 2021 through December 31, 2021.
(e)Benefits. During the Employment Period, the Executive shall be entitled to (i) participate in any retirement plans, insurance programs and other fringe benefit plans and programs as are from time to time established and maintained for the benefit of executives of the Company, subject to the provisions of such plans and programs, (ii) participate in the AutoNation, Inc. CEO and President Vehicle Program (or successor program), (iii) during the CEO Period, use of the Company’s corporate aircraft for personal travel for up to 70 hours per year (provided that the value of such travel will be included in the Executive’s annual income subject to tax in accordance with the applicable regulations of the Internal Revenue Service and Company policy) and (iv) during the EC Period, use of either the Company’s corporate aircraft, if the New CEO is not using or has not otherwise allocated the use of the Company’s corporate aircraft, or a private air travel arrangement (e.g., NetJets) for personal travel for up to 35 hours per year (provided that the value of such travel will be included in the Executive’s annual income subject to tax in accordance with the applicable regulations of the Internal Revenue Service and Company policy).
(f)Expenses. In addition to the compensation and benefits described above, the Executive shall be reimbursed for all out-of-pocket expenses reasonably incurred by him on behalf of or in connection with the business of the Company during the Employment Period, upon delivery of receipts and pursuant to the reimbursement standards and guidelines of the Company.
(g)Equity-Based Awards. During the Employment Period, the Executive shall be granted equity-based awards with an aggregate grant date fair value equal to the following: in 2019, $9,100,000; in 2020, $5,000,000; and in 2021, $3,000,000, upon such terms and conditions as are determined in the discretion of the Committee (or such other duly authorized committee or subcommittee, as applicable) (collectively, the “Equity-Based Awards”); provided, however, that (i) the 2019 Equity-Based Awards shall be granted one-third (1/3) as performance-based restricted stock units and two-thirds (2/3) as time-based restricted stock units, (ii) the 2020 and 2021 Equity-Based Awards shall be granted as time-based restricted stock units and (iii) and such time-based restricted stock units shall vest 25% per year on each anniversary of their respective dates of grant.
(h)Office Space/Business Travel. As of the Transition Date and during the Employment Period, the Company shall make available to the Executive office space at a mutually agreed upon location and an executive administrative assistant to assist the Executive. During the EC Period, the Executive’s use of the corporate aircraft for business travel shall be subject to its prior use or allocated use by the New CEO and the Executive shall use private air travel (e.g., NetJets) when a corporate aircraft is not available.
2.    Termination.
(a)    Cause, Death and Disability. At any time during the Employment Period, the Company shall have the right to terminate the Employment Period and to discharge the Executive for “Cause” (as defined below). Upon any such termination by the Company for Cause, the Executive or his legal representatives shall be entitled to that portion of the Salary prorated through the date of termination, and the Company shall have no further obligations hereunder. Termination for Cause shall mean termination because of: (i) the Executive’s breach of his covenants contained in this Agreement; (ii) the Executive’s failure or refusal to perform the duties and responsibilities required to be performed by the Executive under the terms of this Agreement; (iii) the Executive willfully engaging in illegal conduct or gross misconduct in the performance of his duties hereunder (provided, that no act or failure to act shall be deemed “willful” if done, or omitted to be done, in good faith and with the reasonable belief that such action or omission was in the best interests of the Company); (iv) the Executive’s commission of an act of fraud or dishonesty affecting the Company or the commission of an act constituting a felony; or (v) Executive’s violation of Company policies in any material respect.
The Company acknowledges that the Executive may resign or otherwise terminate the Employment Period and his employment with the Company without Good Reason, provided that (a) the Company shall have no further obligations hereunder from and after the end of the Employment Period in such event and the Executive’s rights with respect to any employee stock options or other grants held by him shall be as set forth in the applicable equity or other incentive plan and any stock option or other grant agreements and (b) the Executive shall provide reasonable written notice to the Company (in no event less than twenty (20) business days) of such resignation or termination, shall provide a reasonable transition of his duties and responsibilities with the Company and shall coordinate with the Company as to the public communication of the resignation or termination in order to ensure an orderly transition.
In addition, in the event that during the Employment Period the Executive (i) dies, the Employment Period shall automatically terminate, or (ii) is unable to perform his duties and responsibilities as provided herein due to his physical or mental disability or sickness (a) for more than ninety (90) days (whether or not consecutive) during any period of twelve (12) consecutive months or (b) reasonably expected to extend for greater than three (3) months, the Company may at its election terminate the Employment Period and Executive’s employment. In the case of clause (i) or clause (ii) above, the Company shall have no further obligations hereunder from and after such termination date and the Executive’s rights with respect to any employee stock options or other grants held by him shall be as set forth in the applicable equity or other incentive plan and any stock option or other grant agreements.
(b)    Without Cause by the Company or by the Executive for Good Reason. At any time during the Employment Period, the Company shall have the right to terminate the Employment Period and to discharge the Executive without Cause effective upon delivery of written notice to the Executive. At any time during the Employment Period, the Executive shall have the right to terminate the Employment Period for Good Reason if, after delivery of written notice to the Company, the Company has not cured the circumstances constituting “Good Reason” within ten (10) business days. Upon such termination of the Employment Period by the Company without Cause or by the Executive for Good Reason, as long as the Executive is in compliance with the provisions of Paragraphs 3 and 4 below and within thirty (30) days of termination of Executive’s employment the Executive executes a reasonable and mutually acceptable severance agreement with the Company that includes a release of the Company and a covenant of reasonable cooperation on matters Executive is involved with pertaining to the Company (a “Severance Agreement”), the Executive will be entitled to receive, in addition to the equity awards under Paragraph 1(g), an amount equal to (i) the sum of the Executive’s remaining Salary to be paid through December 31, 2021 plus the target annual bonus(es) for each year of the Employment Period that has not commenced as of the date of termination of the Executive’s employment plus (ii) an amount equal to the annual bonus to which the Executive would have been entitled for the year of such termination had the Executive not been terminated, to the extent applicable performance targets are met. Payment of the amount due under clause (i) above will be made by the Company within thirty (30) days following termination of the Executive. Payment of the amount due under clause (ii) above will be made by the Company at the same time as annual bonuses are paid to the Company’s other executives under the Plan for the year in which the Executive is terminated, but in no event later than March 15 of the following year.
In addition, upon such termination of the Employment Period during the CEO Period either by the Company without Cause or by the Executive for Good Reason, as long as the Executive is in compliance with the provisions of Paragraphs 3 and 4 below and the Executive executes a Severance Agreement within thirty (30) days of termination of Executive’s employment:
(1)the Executive and his dependents will be entitled to continue to participate in the Company’s group health and welfare benefit plans (as such plans are in effect at such time) for a period of 18 months following such termination at the same cost to the Executive as such benefits were provided prior to such termination (or the Company will procure and pay for comparable benefits during such time period);
(2)all vested employee stock options or other grants carrying a right to exercise held by the Executive as of such termination will survive and be exercisable until the expiration of their initial term, at which time such stock options or other grants carrying a right to exercise, if not exercised, will terminate and be void; and
(3)    all unvested employee stock options or other grants held by the Executive will immediately vest on such termination, and employee stock options or other grants carrying a right to exercise will survive and be exercisable until the first anniversary of such termination, at which time such stock options or other grants carrying a right to exercise, if not exercised, will terminate and be void.
During the CEO Period, unless otherwise elected by the Executive with respect to all outstanding equity-based awards, the foregoing provisions of clause (2) and clause (3) of this paragraph shall govern in the event of any conflict between such provisions and the provisions of any stock option or other grant agreement to which the Executive is a party or the provisions of any equity or other incentive plan pursuant to which the Executive’s employee stock options or other grants were granted.
“Good Reason” shall mean the occurrence of any of the following: (i) solely during the CEO Period, a material change by the Company in the Executive’s duties or responsibilities which would cause Executive’s position with the Company to become of materially and substantially less responsibility and importance than those associated with his duties or responsibilities as of the date hereof; provided, however, that removal of the Executive from the position of President shall not constitute Good Reason; or (ii) any other material breach of this Agreement by the Company, which breach is not cured within ten (10) days after written notice thereof is received by the Company.
(c)    Upon termination of the Employment Period hereunder, at the Company’s request the Executive shall resign from the Company’s Board of Directors.
(d)    Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), (i) no amounts shall be paid to the Executive under Section 2 of this Agreement until the Executive would be considered to have incurred a separation from service from the Company within the meaning of Section 409A of the Code, and (ii) amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement during the six-month period immediately following the Executive’s separation from service shall instead be paid within 30 days following the date that is six months following the Executive’s separation from service (or death, if earlier). Each amount to be paid or benefit to be provided to the Executive pursuant to this Agreement, which constitutes deferred compensation subject to Section 409A, shall be construed as a separate identified payment for purposes of Section 409A. To the extent required to avoid accelerated or additional tax under Section 409A, amounts reimbursable to Executive under this Agreement shall be paid to Executive on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in-kind benefits provided to Executive) during any one year may not effect amounts reimbursable or provided in any subsequent year.
3.    Restrictive Covenants. The Executive hereby acknowledges that the Company is as of the date hereof engaged primarily in the sale, leasing, financing and servicing of new and used vehicles, as well as the provision of related services and products, such as the sale of parts and accessories, extended service contracts, aftermarket automotive products and collision repair services (the “Auto Business”). The Executive further acknowledges that: (i) the Company may engage in additional related businesses or in separate and distinct businesses from time to time, (ii) the Company currently engages in its businesses by means of traditional retail establishments, the Internet and otherwise and the Company may in the future engage in its businesses by alternative means, and (iii) the Executive’s position with the Company is such that he will be privy to specific trade secrets, confidential information, confidential business lists, confidential records, customer goodwill, specialized training and employees, any or all of which have great and competitive value to the Company.
The Executive hereby agrees that, during the Executive’s employment with the Company and for a period of one (1) year following the termination of the Executive’s employment with the Company (by the Company or the Executive for any reason), the Executive shall not, directly or indirectly, anywhere in the United States (or in any other geographic area outside the United States where the Company conducts business at any time during Executive’s employment with the Company):
(a)    participate or engage in or own an interest in, directly or indirectly, any individual proprietorship, partnership, corporation, joint venture, trust or other form of business entity, whether as an individual proprietor, partner, joint venturer, officer, director, member, employee, consultant, independent contractor, stockholder, lender, landlord, finder, agent, broker, trustee, or in any manner whatsoever (except for an ownership interest not exceeding 1% of a publicly-traded entity), if such entity or its affiliates is engaged, directly or indirectly, in the Auto Business or any other business of the type and character engaged in or competitive with any business conducted by the Company at any time during the Executive’s employment by the Company on or after the date hereof; provided, however, that, after the termination of the Executive’s employment with the Company, the Board of Directors (or any duly-authorized committee thereof) shall consider any request from the Executive and may allow Executive to consult with any business entity on a case-by-case basis with any such determination to be made in the reasonable discretion of the Board of Directors (or such committee);
(b)    employ, or knowingly permit any company or business directly or indirectly controlled by him to employ, any person who was employed by the Company or any subsidiary or affiliate of the Company at or within the prior six (6) months, or in any manner seek to induce any such person to leave his or her employment (including, without limitation, for or on behalf of a subsequent employer of the Executive);
(c)    solicit any customers to patronize any business directly or indirectly in competition with the businesses conducted by the Company or any subsidiary or affiliate of the Company at any time during the Executive’s relationship with the Company; or
(d)    request or advise any Person who is a customer or vendor of the Company or any subsidiary or affiliate of the Company or its successors to withdraw, curtail or cancel any such customer’s or vendor’s business with any such entity.
4.    Confidentiality. The Executive acknowledges that he previously entered into, and will continue to abide by, the Employee Confidentiality Agreement dated July 24, 2002. The Executive hereby also agrees that, without the prior approval of the Company, he shall not at any time during his employment with the Company and for a period of five (5) years thereafter: (1) give any interviews or speeches, write any books or articles, make any public statements (whether through the press, at automobile trade conferences or meetings or through similar media), or make any disparaging or negative statements: (x) concerning the Company or any of its businesses or reputation or the personal or business reputations of its directors, officers, shareholders or employees, (y) concerning any matter he has participated in while an employee of the Company, or (z) in relation to any matter concerning the Company or any of its businesses occurring after the Employment Period; or (2) in any way impede, disrupt or interfere with the contracts, agreements, understandings, communications or relationships of the Company with any third party.
5.    Acknowledgments of the Parties. The parties agree and acknowledge that the restrictions contained in Paragraphs 3 and 4 are reasonable in scope and duration and are necessary to protect the Company. If any provision of Paragraphs 3 or 4 as applied to any party or to any circumstance is adjudged by a court to be invalid or unenforceable, the same shall in no way affect any other circumstances or the validity or enforceability of any other provisions of this Agreement. If any such provision, or any part thereof, is held to be unenforceable because of the duration of such provision or the area covered thereby, the parties agree that the court making such determination shall have the power to reduce the duration and/or area of such provision and/or to delete specific words or phrases and in its reduced form, such provision shall then be enforceable and shall be enforced. The Executive agrees and acknowledges that the breach of Paragraph 3 or 4 will cause irreparable injury to the Company, and upon breach of any provision of such Paragraphs, the Company shall be entitled to injunctive relief, specific performance or other equitable relief, provided, however, that such remedies shall in no way limit any other remedies which the Company may have (including, without limitation, the right to seek monetary damages).
6.    Notices. All notices, requests, demands, claims or other communications hereunder shall be in writing and shall be deemed given if delivered by certified or registered mail (first class postage pre-paid), hand delivery, guaranteed overnight delivery or facsimile transmission, if such transmission is confirmed by certified or registered mail (first class postage pre-paid) or guaranteed overnight delivery, to the following addresses and telecopy numbers (or to such other addresses or telecopy numbers which such party shall designate in writing to the other parties):
To the Company:
AutoNation, Inc.
200 SW 1st Ave, Ste 1600
Fort Lauderdale, Florida 33301
Attention: General Counsel
Telecopy: (954) 769-6527
To Executive:
Michael J. Jackson
AutoNation, Inc.
200 SW 1st Ave, Ste 1600
Fort Lauderdale, Florida 33301
Telecopy: (954) 769-6402
7.    Amendment, Waiver, Remedies. This Agreement may not be modified, amended, supplemented, extended, canceled or discharged, except by written instrument executed by all parties. No failure to exercise, and no delay in exercising, any right, power or privilege hereunder preclude the exercise of any other right, power or privilege. No waiver of any breach of any provision shall be deemed to be a waiver of any preceding or succeeding breach of the same or other provision, nor shall any waiver be implied from any course of dealing between the parties. No extension of time for performance of any obligations or other acts hereunder or under any other agreement shall be deemed to be an extension of the time for performance of any other obligations or any other acts. The rights and remedies of the parties under this Agreement are in addition to all other rights and remedies, at law or in equity, that they may have against each other.
8.    Assignment. This Agreement, and the Executive’s rights and obligations hereunder, may not be assigned by him. The Company may assign its rights, together with its obligations hereunder, to any of its affiliates or subsidiaries, or any successor thereto.
9.    Severability; Survival; Term. In the event that any provision of this Agreement is found to be void and unenforceable by a court of competent jurisdiction, then such unenforceable provision shall be deemed modified so as to be enforceable (or if not subject to modification then eliminated herefrom) for the purpose of those procedures to the extent necessary to permit the remaining provisions to be enforced. The provisions of this Agreement (other than Paragraph 1 and, except for obligations in Paragraph 2 resulting from a termination of the Employment Period, Paragraph 2) will survive the termination for any reason of the Employment Period and Executive’s relationship with the Company.
10.    Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument.
11.    Governing Law. This Agreement shall be construed in accordance with and governed for all purposes by the laws of the State of Florida applicable to contracts executed and to be wholly performed within such State.
12.    Agency. Nothing herein shall imply or shall be deemed to imply an agency relationship between the Executive and the Company.
* * * *

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

AUTONATION, INC., a Delaware corporation

/s/ C. Coleman Edmunds
C. Coleman Edmunds
Executive Vice President

/s/ Michael J. Jackson
MICHAEL J. JACKSON, individually